WILLIAMS & ANDERSON PLC

TWENTY-SECOND FLOOR
111 CENTER STREET
LITTLE ROCK, ARKANSAS 72201

July 25, 2011

Board of Directors
Cross Border Resources, Inc.
22610 US Highway 281 N., Suite 218
San Antonio, Texas  78258

Re:	Registration Statement on Form S-1

Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (Registration No. 333-_________), as amended (the “Registration Statement”), filed by Cross Border Resources, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of the resale, from time to time, of up to 7,209,375 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issued or issuable to the selling shareholders identified in the Registration Statement. Of the 7,209,375 shares being registered, 3,606,250 shares (the “Issued Shares”) are outstanding, and 3,603,125 shares (the “Warrant Shares”) are issuable upon exercise of outstanding warrants.

We have examined (i) the Company’s Certificate of Incorporation, as amended, (ii) the Company’s Bylaws, (iii) the Certificate of Change, (iv) the Certificate of Merger, (v) the Articles of Merger, (vi) resolutions of the Company’s Board of Directors, (vii) a specimen certificate representing the Common Stock, and (viii) other documents as we have deemed relevant and necessary as a basis for the opinions expressed herein.

We have examined such documents in light of the applicable laws of the State of Nevada, including all applicable provisions of the Nevada Revised Statutes and reported judicial decisions interpreting those laws.  We render no opinion with respect to the laws of any other jurisdiction.

In such examinations, we have assumed and have not independently established or verified (i) the genuineness of all signatures, (ii) the legal capacity and due authority of all natural persons, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the originals of all documents submitted to us as certified, conformed, photostatic or faxed copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares are duly authorized, and (i) when issued, sold and paid for in accordance with the exercise of the warrants, the Warrant Shares will be validly issued, fully paid and non-assessable, and (ii) the Issued Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the prospectus which forms a part thereof.  In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions herein are as of the date hereof and are based on current law and facts and circumstances.  We have no obligation, and expressly decline and disclaim any undertaking, to revise or supplement this opinion or otherwise to advise you of any subsequent changes in the facts stated or assumed herein or in applicable law.

Respectfully submitted,

/s/ Williams & Anderson PLC

Williams & Anderson PLC

www.williamsanderson.com